Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital to Speak at The Wall Street Analyst Forum’s
Insitutional Investor Conference

Philadelphia, PA, August 29, 2001 – PMA Capital Corporation (NASDAQ:PMACA) today announced that John W. Smithson, President and Chief Executive Officer, will make a presentation to analysts and portfolio managers at The Wall Street Analyst Forum’s Institutional Investor Conference in New York City on Wednesday, September 12, 2001 at 9:30 a.m. Eastern time. Approximately 80 public companies will be presenting at the Conference from September 10, 2001 through September 12, 2001.

Investors, analysts and the general public are invited to listen to a live webcast of this presentation free of charge over the Internet. The live audio webcast of Mr. Smithson’s presentation can be accessed at www.corporate-ir.net/media_files/priv/wsaf/schedule091201.htm. An archive of the presentation will be available at this same URL from approximately 5:00 p.m. Eastern time on Wednesday, September 12, 2001 through 5:00 p.m. on Thursday, October 11, 2001. In addition, a copy of the material used during the presentation will be available in the Investor Information section of the PMA Capital website at www.pmacapital.com.

During the conference, Mr. Smithson will provide an overview of PMA Capital’s operations, highlight the company’s long-term strategy, and discuss the current market for the Company’s insurance and reinsurance products. In addition, the Company expects to confirm the earnings expectations for full year 2001 previously provided in its second quarter 2001 earnings release and Form 10-Q, both of which are on file with the Securities and Exchange Commission (“SEC”).

Anyone listening to PMA Capital’s presentation will be presumed to have read PMA Capital’s Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the six months ended June 30, 2001, including the discussion under the caption “Cautionary Statements.”

Certain statements made during Mr. Smithson’s presentation may constitute forward-looking statements for purposes of safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed in the Company’s earnings releases and periodic filings with the SEC.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.